Exhibit 99.1

For Immediate Release

Enanta Pharmaceuticals Reports Financial Results for its

Fiscal Third Quarter Ended June 30, 2015

Conference Call and Webcast Today at 4:30 p.m. ET

•	Cash and marketable securities totaled $212 million at June 30, 2015

•	Existing financial resources and anticipated cash flows to fund continued operations and advance proprietary pipeline

WATERTOWN, Mass., August 6, 2015 — Enanta Pharmaceuticals, Inc., (NASDAQ: ENTA), a research and development-focused biotechnology company dedicated to creating small molecule drugs for viral infections and liver diseases, today reported financial results for its fiscal third quarter ended June 30, 2015.

Fiscal Third Quarter Ended June 30, 2015 Financial Results

Cash, cash equivalents and short-term and long-term marketable securities totaled $212 million at June 30, 2015. This compares to a total of $132 million in such accounts at September 30, 2014. Enanta expects that its current cash, cash equivalents and marketable securities will be sufficient to meet the anticipated cash requirements of its existing business for the foreseeable future.

Revenue for the three months ended June 30, 2015 was $11.6 million, compared to $42.1 million for the three months ended June 30, 2014. For the 2015 quarter, revenue consisted primarily of royalties earned on a contractually specified portion of AbbVie’s worldwide net sales of hepatitis C virus (HCV) treatment regimens containing paritaprevir, Enanta’s lead protease inhibitor identified within the ongoing AbbVie-Enanta collaboration. The higher revenue in the comparable quarter in 2014, when Enanta had no royalty revenue, consisted primarily of milestone payments from AbbVie totaling $40 million related to regulatory filings in the U.S. and EU. For the nine months ended June 30, 2015, revenue was $146.5 million, compared to revenue of $45.1 million for the same period in 2014. The increase in revenue for the nine months ended June 30, 2015 was due primarily to a total of $125 million in payments earned from AbbVie for the achievement of U.S. and EU commercialization regulatory approvals of VIEKIRA PAK™ and VIEKIRAX®, respectively, as well as to royalties earned on those products. Milestone payments, royalties and other payments from collaborations have varied significantly from period to period, and are expected to continue to do so.

Research and development expenses totaled $6.3 million for the three months ended June 30, 2015, compared to $4.6 million for the three months ended June 30, 2014. For the nine months ended June 30, 2015, research and development expenses were $16.1 million, compared to $13.5 million for the same period in 2014. The increases in the three and nine month periods over the prior year periods were primarily due to increased spending on Enanta’s proprietary research programs.

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General and administrative expenses totaled $3.6 million for the three months ended June 30, 2015, compared to $2.6 million for the three months ended June 30, 2014. For the nine months ended June 30, 2015, general and administrative expenses totaled $9.9 million, compared to $7.3 million for the same period in 2014. The increases in the three and nine month periods primarily reflected increases in stock-based compensation expense, due principally to increases in Enanta’s stock price, as well as additional expenses incurred as Enanta expands its operations.

Net income for the three months ended June 30, 2015 was $2.4 million, or $0.13 per diluted common share, compared to $50.1 million, or $2.61 per diluted common share, for the corresponding period in 2014. The net income in the 2014 quarter reflected not only a total of $40 million in milestone payments for regulatory filings, but also the reversal of the entire valuation allowance related to Enanta’s deferred tax assets, which resulted in an income tax benefit of $15.1 million in the quarter. For the nine months ended June 30, 2015, net income was $73.2 million, compared to $39.5 million for the same period in 2014. The increase in net income during the nine month period ended June 30, 2015 was primarily due to $125 million in milestone payments received, as well as royalty revenue earned and payable, from AbbVie.

“Enanta has a solid financial base from milestone payments received and royalty revenues being earned on AbbVie’s net sales of paritaprevir,” commented Jay R. Luly, Ph.D., President and Chief Executive Officer. “We will use these revenues to sustain our business operations, and advance our wholly-owned, proprietary programs in HCV and NASH, among others.”

Development Program and Business Review

•	The U.S. Food and Drug Administration granted marketing approval on July 24, 2015 for TECHNIVIE™, the first and only all oral, interferon-free, two-direct-acting antiviral treatment regimen for Genotype 4 HCV patients.

•	AbbVie announced interim phase 2b SVR12 results of 100 percent in a study of ABT-493, Enanta’s next-generation HCV protease inhibitor in combination with ABT-530, AbbVie’s next-generation NS5A inhibitor.

•	In June, Nathalie Adda, MD, was appointed as Senior Vice President and Chief Medical Officer of Enanta.

•	AbbVie reported results from the TURQUOISE-III study in treatment-naïve and treatment-experienced patients with GT1b chronic HCV with compensated liver cirrhosis. These data demonstrated 100 percent SVR12 rates when treated with VIEKIRA without RBV.

•	Results from AbbVie’s GIFT-I study were presented at the Annual Meeting of the Japan Society for Hepatology. Results demonstrated sustained virologic response 12 weeks post-treatment (SVR12) of 95 percent and 91 percent in Japanese patients with genotype 1b (GT1b) hepatitis C virus (HCV) infection with and without compensated cirrhosis, respectively.

•	Enanta was added to S&P small cap 600 Index effective July 28.

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Revenue Guidance

•	For the quarter ended June 30, 2015, Enanta’s paritaprevir royalties represented approximately 3 percent of AbbVie’s reported VIEKIRA sales, and Enanta expects its royalties in the quarter ending September 30, 2015 to continue to be approximately 3 percent of such sales.

•	Based upon AbbVie’s guidance for regulatory approval in Japan for its 2-DAA hepatitis C virus treatment regimen, we expect to earn a $30 million milestone payment upon reimbursement approval in Japan in the quarter ending December 31, 2015.

Upcoming Events and Presentations

•	September 10, Baird 2015 Healthcare Conference, New York

•	September 16, 2015 Morgan Stanley Global Healthcare Conference, New York

•	Enanta plans to issue its fiscal fourth quarter and year-end financial results press release, and hold a conference call regarding those results, in the week of November 23, 2015.

Conference Call and Webcast Information

Enanta will host a conference call and webcast today at 4:30 p.m. ET. To participate in the live conference call, please dial (855) 840-0595 in the U.S. or (518) 444-4814 for international callers. A replay of the conference call will be available starting at approximately 6:30 p.m. Eastern time on August 6, 2015, through 11:59 p.m. Eastern time on August 12, 2015 by dialing (855) 859-2056 from the U.S. or (404) 537-3406 for international callers. The passcode for both the live call and the replay is 82580357. A live audio webcast of the call and replay can be accessed by visiting the “Calendar of Events” section on the “Investors” page of Enanta’s website at www.enanta.com.

About Enanta

Enanta Pharmaceuticals is a research and development-focused biotechnology company that uses its robust chemistry-driven approach and drug discovery capabilities to create small molecule drugs for viral infections and liver diseases. Enanta has developed novel protease and NS5A inhibitors that are members of the direct-acting-antiviral (DAA) inhibitor classes designed for use against the hepatitis C virus (HCV). Enanta’s protease inhibitors partnered with AbbVie include paritaprevir, which is contained in AbbVie’s marketed DAA regimens for HCV. Enanta also has a program to develop a host-targeted antiviral (HTA) inhibitor class for HCV targeted against cyclophilin, as well as another DAA program to develop nucleotide polymerase inhibitors. In addition, Enanta has a preclinical program in non-alcoholic steatohepatitis, or NASH, which is a condition that results in liver inflammation and liver damage caused by a buildup of fat in the liver.

Forward Looking Statements Disclaimer

This press release contains forward-looking statements, including statements with respect to the prospects for regulatory approval in Japan for AbbVie’s HCV treatment regimen containing paritaprevir, the prospects for AbbVie’s development of a next-generation regimen containing ABT-493, the prospects for advancement of the NASH development program, expectations for a commercialization regulatory approval milestone payment for Japan, the likely level of Enanta royalties on AbbVie’s future net sales of paritaprevir-containing regimens, and the projected sufficiency of Enanta’s cash-equivalent resources and marketable securities. Statements that are not historical facts are based on

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management’s current expectations, estimates, forecasts and projections about Enanta’s business and the industry in which it operates and management’s beliefs and assumptions. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors and risks that may affect actual results include: Enanta’s revenues are dependent upon the success of AbbVie’s planned regulatory approval and commercialization efforts for its treatment regimens containing paritaprevir; Enanta’s longer term revenues will likely be dependent upon the success of AbbVie’s planned clinical development and commercialization of next-generation regimens containing ABT-493; regulatory actions affecting further approvals of treatment regimens containing paritaprevir or any approval of a treatment regimen containing ABT-493; the pricing, market acceptance and reimbursement rates of treatment regimens containing paritaprevir or ABT-493 compared to competitive HCV products on the market and product candidates of other companies under development; the discovery and development risks of early stage discovery efforts in new disease areas; potential competition from the development efforts of others in those new disease areas; Enanta’s lack of clinical development experience; Enanta’s need to attract and retain senior management and key scientific personnel; Enanta’s need to obtain and maintain patent protection for its product candidates and avoid potential infringement of the intellectual property rights of others; and other risk factors described or referred to in “Risk Factors” in Enanta’s most recent Form 10-K for the fiscal year ended September 30, 2014 and other periodic reports filed more recently with the Securities and Exchange Commission. Enanta cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Enanta undertakes no obligation to update or revise these statements, except as may be required by law.

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ENANTA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Revenue	$11,599	$42,051	$146,464	$45,104
Operating expenses
Research and development	6,253	4,553	16,140	13,538
General and administrative	3,643	2,603	9,850	7,255

Total operating expenses	9,896	7,156	25,990	20,793

Income from operations	1,703	34,895	120,474	24,311
Other income, net	287	36	798	47

Income before income taxes	1,990	34,931	121,272	24,358
Income tax (expense) benefit	428	15,122	(48,092)	15,122

Net income	$2,418	$50,053	$73,180	$39,480

Net income per share
Basic	$0.13	$2.70	$3.92	$2.16
Diluted	$0.13	$2.61	$3.80	$2.06
Weighted average common shares outstanding
Basic	18,697,104	18,528,833	18,659,742	18,275,831
Diluted	19,277,966	19,203,270	19,276,767	19,168,368

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ENANTA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	September 30,
	2015	2014
Assets
Current assets
Cash and cash equivalents	$19,844	$30,699
Short-term marketable securities	134,442	60,065
Accounts receivable	11,724	1,724
Unbilled receivables	1,376	2,770
Deferred tax assets	1,757	11,123
Prepaid expenses and other current assets	3,497	1,594

Total current assets	172,640	107,975
Property and equipment, net	2,582	1,803
Long-term marketable securities	57,657	41,003
Deferred tax assets	4,287	4,198
Restricted cash	608	436

Total assets	$237,774	$155,415

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,614	$1,874
Accrued expenses	3,469	2,872
Income taxes payable	2,229	—

Total current liabilities	7,312	4,746
Warrant liability	1,457	1,584
Series 1 nonconvertible preferred stock	185	202
Other long-term liabilities	538	229

Total liabilities	9,492	6,761

Total stockholders’ equity	228,282	148,654

Total liabilities and stockholders’ equity	$237,774	$155,415

Investor Contact

Carol Miceli

Enanta Pharmaceuticals, Inc.

617-607-0710

cmiceli@enanta.com

Media Contact

Kari Watson

MacDougall Biomedical Communications

781-235-3060

kwatson@macbiocom.com

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